Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS REVENUE OF $1.5 MILLION IN THE FIRST QUARTER OF 2016

Richardson, Texas — May 10, 2016 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2016.

Intrusion’s net loss was $544 thousand in the first quarter 2016, compared to net loss of $310 thousand for the first quarter 2015.

Revenue for the first quarter 2016 was $1.51 million, compared to $1.71 million for the first quarter 2015.

Gross profit margin was 64% of revenue in the first quarter 2016; compared to 63% in the first quarter 2015.

Intrusion’s first quarter 2016 operating expenses were $1.48 million; compared to $1.37 million in the first quarter 2015.

As of March 31, 2016, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $0.7 million and debt of $2.7 million.

“We booked $1.9 million of orders in the first quarter 2016 compared to $1.7 million of orders in the first quarter 2015.  Gross profit as a percent of revenue was 64% in the first quarter of 2016, slightly below our goal of 65%.  Our top priority in 2016 is to increase sales and the 12% increase in orders in the first quarter is a step in the right direction,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 17, 2016 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 9365800.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.  Intrusion’s product families include TraceCop™ for identity discovery and disclosure, Savant™ for network data mining and advanced persistent threat detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$246	$102
Accounts receivable	743	580
Inventories, net	45	45
Prepaid expenses	101	69
Total current assets	1,135	796

Property and equipment, net	412	486
Other assets	42	43
TOTAL ASSETS	$1,589	$1,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$931	$840
Dividends payable	195	160
Line of credit payable	364	—
Obligations under capital lease, current portion	178	197
Deferred revenue	119	386
Total current liabilities	1,787	1,583

Loan payable to officer	2,055	1,530
Obligations under capital lease, noncurrent portion	108	139

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 200 Liquidation preference of $1,075 in 2016 and $1,063 in 2015	707	707
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,227 in 2016 and $1,212 in 2015	724	724
Series 3 shares issued and outstanding — 289 Liquidation preference of $673 in 2016 and $665 in 2015	412	412
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,758 in 2016 and 12,622 in 2015 Outstanding shares — 12,748 in 2016 and 12,612 in 2015	127	126
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,629	56,520
Accumulated deficit	(60,491)	(59,947)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(2,361)	(1,927)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,589	$1,325

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2016	2015

Revenue	$1,511	$1,714
Cost of revenue	539	632
Gross profit	972	1,082
Operating expenses:
Sales and marketing	428	498
Research and development	730	538
General and administrative	327	331
Operating loss	(513)	(285)
Interest expense, net	(31)	(25)
Net loss	(544)	(310)
Preferred stock dividends accrued	(35)	(34)
Net loss attributable to common stockholders	$(579)	$(344)

Net loss per share attributable to common stockholders:
Basic	$(0.05)	$(0.03)
Diluted	$(0.05)	$(0.03)
Weighted average shares outstanding:
Basic	12,703	12,555
Diluted	12,703	12,555